ENSCO PLC
2018 CASH INCENTIVE PLAN
(As Effective February 19, 2018)

Ensco plc 2018 Cash Incentive Plan
SECTION 1.

ESTABLISHMENT AND PURPOSE
(a)    Purpose. This Plan is established to (1) offer selected Employees, including officers, of the Company or its Subsidiaries an opportunity to participate in the growth and financial success of the Company, (2) provide the Company an opportunity to attract and retain the best available personnel for positions of substantial responsibility, (3) provide incentives to such Employees by means of performance-related incentives to achieve short-term performance goals, and (4) promote the growth and success of the Company’s business by aligning the financial interests of Employees with that of the shareholders of the Company.
(b)    Effective Date. This Plan is effective as of February 19, 2018 and applies to Awards granted as of the Effective Date and thereafter. The ENSCO International Incorporated 2005 Cash Incentive Plan (as Revised and Restated for Amendments through 30 March 2015) (the “2005 ECIP”), will be frozen and no additional bonuses will be awarded under the 2005 ECIP, but the 2005 ECIP will continue to apply to and govern the determination and payment of bonuses awarded under the 2005 ECIP for the fiscal years of the Company during the period beginning on January 1, 2005, and ending on December 31, 2017.
SECTION 2.

DEFINITIONS
For purposes of this Plan, the following terms have the following meanings, unless another definition is clearly indicated by particular usage and context:
(a)    Applicable Law means the requirements relating to the administration of the Plan under U.S. state corporate laws, U.S. federal and state securities laws, the Code, and the applicable laws of the United States or any applicable foreign country or jurisdiction, including regulations and other authoritative guidance issued thereunder by the appropriate governmental authority, all as determined by the Committee.
(b)    Award means any Performance Bonus or Discretionary Bonus, whether granted singly, in combination, or in tandem for a Performance Period, to a Participant pursuant to applicable terms and conditions as the Committee may establish and specify in the applicable Award Notice.
(c)    Award Notice means the document issued, either in writing or an electronic medium, by the Committee to a Participant evidencing the grant of an Award, and setting forth the terms and conditions applicable to that Award, including any amendments thereto.
(d)    Board means the then-current board of directors of the Company.

(e)    CEO means the then-current Chief Executive Officer of the Company.
(f)    Change in Control means the occurrence of any of the following events: (1) a change in the ownership of the Company, which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of shares of the Company that, together with shares held by such person or persons, constitutes more than 50% of the total voting power of the shares of the Company, (2) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (3) a sale of all or substantially all of the assets of Company. Whether a Change in Control has occurred will be determined consistent with Section 409A to the extent that an Award is subject to, and not exempt under, Section 409A.
Notwithstanding the foregoing, a “Change in Control” of the Company will not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial owners of the voting shares of the Company immediately before such transaction or series of transactions continue to have a majority of the direct or indirect ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, either (1) own all or substantially all of the assets of the Company as constituted immediately prior to such transaction or series of transactions, or (2) are the ultimate parent with direct or indirect ownership of all of the voting shares of the Company after such transaction or series of transactions.
(g)    Code means the Internal Revenue Code of 1986, as amended, and the regulations and other authority promulgated thereunder by the appropriate governmental entity.
(h)    Committee means the Compensation Committee of the Board, or such other committee that satisfies Applicable Law as may be appointed by the Board from time to time to oversee and administer this Plan. The Committee may, in its discretion, delegate one or more of its duties hereunder to designated agents or other Employees (or a committee of Employees), and to that extent and in that context, the term “Committee” as used herein will also refer to any delegate or subcommittee.
(i)    Company means Ensco plc, a public limited company incorporated under the laws of England and Wales, and any successor in interest thereto.
(j)    Director means a Board member.
(k)    Disability means, unless otherwise defined in the Award Notice, a permanent and total disability (as defined in Code Section 22(e)(3)), whereby the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Employee will submit to any reasonable examination(s) required by such physician upon request. Notwithstanding the foregoing provisions of this paragraph, in the event that any Award is subject to Code Section 409A, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Code Section 409A, the definition of “Disability” for purposes of such Award will be the definition of “disability” provided under Code Section 409A if and to the extent inconsistent with the above definition.
(l)    Discretionary Bonus means an award of cash granted under Section 6 that is not subject to Performance Goals but may be subject to time-based or other restrictions.
(m)    Effective Date means February 19, 2018.
(n)    Employee means either: (i) where the employee is resident outside the United Kingdom, any employee of the Company (or any parent or Subsidiary) within the meaning of Code Section 3401(c) including, without limitation, officers who are members of the Board; or (ii) where the employee is resident in the United Kingdom, any employee of the Company (or any parent or Subsidiary) within the meaning of Section 230(1) of the UK Employment Rights Act 1996.
(o)    Exchange Act means the Securities Exchange Act of 1934, as amended, and as interpreted by the rules, regulations and other authoritative guidance issued thereunder by the appropriate governmental entity.
(p)    GAAP means generally accepted accounting principles.
(q)    Participant means any individual described in Section 1 who is selected by the Committee as being eligible under Section 4 for a grant of an Award.
(r)    Performance Bonus means an award of cash granted under Section 5 that is paid solely on account of the attainment of a specified performance target in relation to one or more Performance Goals over the Performance Period.
(s)    Performance Goals means, with respect to any Performance Bonus, the business criteria (or other factors) selected by the Committee to measure the level of performance of the Company during the Performance Period. For any Performance Period, the Committee may select as the Performance Goal(s) any one or combination of the following measures, as interpreted and defined by the Committee, which measures (to the extent applicable) may be (A) applied to the Company, any Subsidiary, or any division or operating unit of the Company or a Subsidiary; and (B) absolute or relative to the performance of one or more peer companies or an index of peer companies:
(1)earnings (including, without limitation, total shareholder return, earnings per Share or earnings before or after taxes);
(2)return measures (including, without limitation, return on invested capital, return on assets, capital, equity, investment or sales);

(3)cash flow (including, without limitation, operating cash flow, free cash flow or cash flow return on capital or investments);
(4)share price (including, without limitation, growth measures and total shareholder return);
(5)operating metrics; (including, without limitation, operational downtime, rig utilization, days sales outstanding, project completion time, budget goals, and similar matters);
(6)safety performance and/or incident rate;
(7)technology, efficiency, corporate responsibility or human resources management targets;
(8)strategic team goals; and
(9)any other performance criteria, objective or goal that has been approved by the Committee in its discretion.
(t)    Performance Period means the period established by the Committee at the time a Performance Bonus is awarded or thereafter, during which any Performance Goal specified by the Committee with respect to such Award is to be measured. Unless the Committee determines otherwise, it is intended that the Performance Period will coincide with the fiscal year of the Company, which is a calendar year.
(u)    Plan means this Ensco plc 2018 Cash Incentive Plan, as it may amended from time to time.
(v)    Section 409A means Section 409A of the Code.
(w)    Separation from Service means a “separation from service” as defined under Section 409A and the regulations issued thereunder.
(x)    Service means service rendered by an individual to the Company or any of its Subsidiaries in the capacity of an Employee, including any prior credited service recognized by the Company or the Committee.
(y)    Subsidiary means any entity (whether a corporation, partnership, joint venture or other form of entity), other than the Company, whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

SECTION 3.

ADMINISTRATION
(a)    General Administration. This Plan is administered by the Committee. The Committee has authority to determine which Participants receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Committee will administer this Plan so as to comply at all times with the applicable requirements under Applicable Law and, subject to the requirements of any Applicable Law, has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Committee may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Committee’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.
The Committee may, in its sole and absolute discretion, and subject to Applicable Law and the provisions of this Plan, from time to time delegate any or all of its authority to administer this Plan to any other persons or committee as it deems to be necessary or appropriate for the proper administration of this Plan. All interpretations and determinations of the Committee made with respect to the granting of Awards will be final, conclusive and binding on all interested parties. The Committee may make grants of Awards on an individual or group basis.
(b)    Employment of Advisors. The Committee may employ or engage attorneys, consultants, accountants, and other advisors, and the Committee, the Company and the officers and directors of the Company may rely, without further inquiry, upon the advice, opinions or valuations of such advisors. The fees and expenses of such advisors will be the obligation of the Company.
(c)    Limitation of Liability/Rights of Indemnification. Each individual who is or was a member of the Board or the Committee or who has otherwise been delegated authority under the Plan will, to the fullest extent permitted by law, be indemnified by the Company against and from any damage, loss, liability, cost and expense that may be imposed upon or reasonably incurred by such individual in connection with or resulting from any claim, action, suit, or proceeding to which such individual may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan, except for any such act or omission constituting willful misconduct or gross negligence. Each such individual will, to the fullest extent permitted by law, be indemnified by the Company for all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by such individual in satisfaction of any judgment in any such action, suit, or proceeding against such individual, provided that such individual will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which each such individual may be entitled

(i) under the Company’s Articles of Association, (ii) pursuant to any separate indemnification or hold harmless agreement with the Company or any Affiliate, (iii) as a matter of law, contract or otherwise, or (iv) any power that the Company or any Affiliate may have to indemnify them or hold them harmless.
(d)    Expenses. All the expenses of administering the Plan will be borne by the Company.
(e)    Change in Control, Disability or Death. Unless otherwise determined by the Committee in its sole discretion, any Award outstanding as of the effective date of a Change in Control and any Award outstanding for a Participant at the effective date of such Participant's Disability or death will become payable on a pro rata basis, and any Performance Bonus will be payable at 100% of the target level of each applicable Performance Goal.
If a Change in Control event occurs, all Awards will be determined and paid to Participants within sixty (60) days of such event unless the Participant previously elected to defer such Award under a deferred compensation program, in which case the provisions in that deferred compensation program with respect to payment in the event of a “change in control event” under Section 409A will control. If such sixty (60)-day period spans two calendar years, the payment will be made in the later of the two years.
In the event of a Participant’s death, payment of the vested portion of an Award will be made no later than December 31 of the year next following the year of the Participant’s death, as follows: (i) if a Participant leaves a surviving spouse, payment will be made to such surviving spouse on behalf of the Participant; and (ii) if a Participant leaves no surviving spouse, payment will be made to (A) if there is administration of such Participant’s estate, the executor or administrator of such estate, upon receipt by the Committee of supporting evidence from the estate that is satisfactory to the Committee, or (B) if there is no administration of such Participant’s estate, such Participant’s heirs at law as determined by a court of competent jurisdiction, in such proportion as determined by such court in its signed court order that is received by, and satisfactory to, the Committee.
(f)    Challenge to Control; Committee Discretion. The Committee may, in its discretion, direct that all employment continuation requirements be waived if it finds, in its discretion, that a major challenge to the control of the Company exists; subject, however, to the requirement that exercise of such discretion will result in all Awards being determined on a pro-rated basis consistent with the procedure described in Section 3(e). Any amount that has been deferred as provided under Section 7(b) will be processed in accordance with the applicable deferred compensation plan.
(g)    Employee Termination or Resignation. Except as provided in Section 3(e), or as otherwise determined by the Committee, if a Participant resigns or is terminated and such employment termination occurs before the payment date of an Award, the Participant will forfeit the unpaid Award(s) in its entirety and not be entitled to receive any payment with respect to such Award(s).

SECTION 4.

ELIGIBILITY
(a)    General Eligibility. The Committee will determine the categories of Employees that are eligible for various Awards under the Plan. The Committee may elect to revise these categories for any Award or to provide specific Awards only to certain individuals that may or may not be in any of these categories. The Committee has full discretion to determine eligibility under the Plan.
(b)    Disqualification of Award. This Plan is intended to align Employee and shareholder interests. Occasionally unusual circumstances may arise that are not anticipated by this Plan. Should a situation occur in which there is a financial restatement or where a Participant is deemed to have (1) breached the Company’s Code of Business Conduct (Ethics) Policy; (2) materially breached any other policy, standard or procedure of the Company; (3) experienced a significant incident involving a fatal or serious injury to an Employee under the supervision of the Participant, or significant damage to the property of the Company or its Subsidiary or the environment which is caused by the actions or inactions of the Participant or one or more Employees under his or her supervision, the Committee, in its sole discretion, may disqualify the Participant from earning or receiving payment of any Award for a given Performance Period, in whole or in part. Participation in future Performance Periods may be considered independent of this decision.
SECTION 5.

PERFORMANCE BONUSES
(a)    Performance Bonuses. The Committee may grant Performance Bonuses under this Plan in the form of cash in the amounts and pursuant to the terms and conditions that the Committee may determine and set forth in the Award Notice, subject to this Section 5.
(b)    Performance Periods. Generally, Performance Bonuses will be awarded in connection with a twelve (12) month Performance Period, which will be the fiscal year of the Company. The Committee may also set other Performance Periods for certain Awards in its discretion.
(c)    Eligible Participants. For any Performance Period, the Committee may determine the Employees who will be eligible to receive a Performance Bonus with respect to any such Performance Period after the commencement of that Performance Period. The Participant’s Award Notice will be provided to each Participant as soon as administratively feasible after such Participant becomes eligible for a Performance Period. An Award Notice will specify the applicable Performance Period, and the Performance Goals, specific performance factors and targets related to the Performance Goals, award criteria, and the targeted amount of his or her Performance Bonus, as well as any other applicable terms and conditions of the Performance Bonus.

(d)    Performance Goals; Specific Performance Targets; Award Criteria. For each Performance Bonus, the Committee will fix and establish in writing the Performance Goals that will apply to that Performance Period, including the specific performance factors, targets and relative weighting as it relates to each Participant or category of Participants as well as the criteria for computing the amount that will be paid with respect to each level of attained performance. The Committee will also set forth the minimum level of performance, based on objective factors and criteria, that must be attained during the Performance Period before any Performance Goal is deemed to be attained and any Performance Bonus will be earned and become payable, and the percentage of the Performance Bonus which will be earned and become payable upon attainment of various levels of performance that equal or exceed the minimum required level.
(e)    Adjustments.
(1)In order to assure the incentive features of this Plan and to avoid distortion in its operation, the Committee may make adjustments in the Performance Goals, specific performance factors, and targets related to those Performance Goals and award criteria, as established for a Performance Period under this Section 5, whether before or after the end of the Performance Period, to the extent that the Committee deems appropriate in its sole discretion. Any such determination made by the Committee will be conclusive and binding upon all parties concerned, and are intended to compensate for or reflect any extraordinary changes which may have occurred during the Performance Period that significantly affect any factor which formed part of the basis for determination of such Performance Goals, specific performance targets related to those Performance Goals, and award criteria. Such changes may include, without limitation, changes in accounting practices, tax, regulatory or other laws or regulations, or economic changes not in the ordinary course of business cycles. The Committee also reserves the right to adjust Performance Bonus Awards to insulate them from the effects of unanticipated, extraordinary, major business developments, e.g., unusual events such as a special asset write-down, sale of a division, etc. The determination of financial performance achieved for any Performance Period may, but need not be, adjusted by the Committee to reflect such extraordinary, major business developments. Any such determination will not be affected by subsequent adjustments or restatements. The Committee also reserves the right to exercise a discretionary increase or decrease to the amount of the Performance Bonus payable for the Performance Period.
(2)In the event of any change in outstanding shares of the Company by reason of any share dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the Committee will make such adjustments, if any, that it deems appropriate in the Performance Goals, specific performance factors and targets related to those Performance Goals and award criteria established under this Section 5 for any Performance Period not then completed; and all such adjustments will be conclusive and binding upon all parties concerned.

(3)Notwithstanding the foregoing provisions of this Section 5(e), with respect to any Performance Bonus, the Committee will not have any discretion granted by this Section 5(e) to the extent that reserving or exercising such discretion would create adverse tax consequences under Section 409A.
(f)    Promotion or Transfer. In the event of promotion or transfer during a Performance Period, unless otherwise determined by the Committee, any outstanding Performance Bonuses will be determined on a pro rata basis at the different job levels and/or different units or unit sectors. Promotion or transfer after the Performance Period does not affect any determination of an Award pay-out amount for that Performance Period.
SECTION 6.

DISCRETIONARY BONUSES
The Committee has designed this Plan with the intent to ensure that its design regarding Performance Bonus Awards will eliminate or minimize the need for the Award of any Discretionary Bonuses. The Committee recognizes, however, that unusual circumstances may occur that prevent paying appropriate rewards to certain Employees. In recognition of truly extraordinary performance, occasional Discretionary Bonuses may be granted by the Committee. In summary, while Discretionary Bonus Awards are made entirely at the discretion of the Committee, they are primarily intended to provide a means of redressing rare inequities in Performance Bonuses or to reward exemplary performance on a very limited basis.
SECTION 7.

PAYMENT; TAX WITHHOLDING
(a)    Eligibility for Non-Tax Deferred Payment. Except as provided in Section 3(e) through Section 3(g), each Participant who has (1) been granted a Performance Bonus with respect to such Performance Period, and (2) remained continuously employed by the Company or a Subsidiary through the last day of such Performance Period, will be entitled to the payment amount applicable to such Participant’s Performance Bonus, for such Performance Period, and his or her Discretionary Bonus, if any. Payments will be made in cash lump sum payments by April 30 of the calendar year next following the Performance Period, but in no event later than December 31, of that same calendar year.
(b)    Tax Deferred Payment.
(1)If an Award recipient for any Performance Period is eligible to participate in any nonqualified deferred compensation program administered by the Company, he or she may elect, prior to the first day of that Performance Period, to defer all or any portion of that Award payment under such terms and conditions, and up to the limits, as determined in the discretion of the Committee and permitted by the terms of the deferred compensation plan. Notwithstanding the preceding sentence of this Section 7(b)(1), in the case of an

Award granted to a Participant who first becomes eligible to participate in the nonqualified deferred compensation program after the commencement of the Performance Period, an initial deferral election may be made by such Participant after commencement of the Performance Period with respect to the portion of the Award which constitutes “performance-based compensation” under Section 409A; provided that (i) any such election must be made on or before the date that is six months before the end of the Performance Period, (ii) the Participant must perform services continuously from the later of the beginning of the Performance Period or the date that all of the required performance criteria are established under Section 5(d) through the date that an election is made under the deferred compensation program, and (iii) in no event may an election to defer performance-based compensation be made after such compensation has become readily ascertainable for purposes of Section 409A. With respect to this Section 7(b), if the performance-based compensation is a specified or calculable amount, the compensation will be considered to be readily ascertainable if and when the amount is first substantially certain to be paid. If the performance-based compensation is not a specified or calculable amount because, for example, the amount may vary based upon the level of performance, the compensation, or any portion thereof, will be considered to be readily ascertainable when the amount is first both calculable and substantially certain to be paid.
(2)Except as provided in Section 7(b)(3), (i) a Performance Bonus granted in accordance with Section 5(c) and Section 5(d) will be considered to constitute “performance-based compensation” under Section 409A, and (ii) a Discretionary Bonus granted for a Performance Period in accordance with the second paragraph of Section 6, will be considered to constitute “performance-based compensation” under Section 409A, to the extent that the amount of such Discretionary Bonus, or the entitlement to such Discretionary Bonus, is contingent on the satisfaction of organizational or individual performance criteria relating to the Performance Period that were established in writing while the outcome was substantially uncertain and by not later than ninety (90) days after the commencement of the Performance Period to which such criteria relate.
(3)For purposes of this Section 7(b), “performance-based compensation” under Section 409A will not include any amount or portion of an Award that will be paid either regardless of performance, or based upon a level of performance, that is substantially certain to be met at the time the criteria is established. The amount payable under an Award may be “performance-based compensation” under Section 409A where the amount will be paid regardless of satisfaction of the performance criteria due to the Participant’s death, Disability, or a Change in Control, provided that the payment made under such a circumstance without regard to the satisfaction of the performance criteria will not constitute “performance-based compensation” under Section 409A.
(4)Any portion of any Award not deferred under this Section 7(b) will be paid as described under Section 7(a).
(c)    Tax Withholding. Awards under this Plan will be subject to withholdings for tax and social security contributions as required by Applicable Law. Any deferred payments pursuant to Section 7(b) will be subject to tax and social security withholding as provided in the applicable deferred compensation plan.
(d)    Impact on Employee Benefits. Awards paid under this Plan will not be included in the determination of an Employee’s eligible compensation when determining benefits under other benefit plans or programs maintained by the Company or any Subsidiary for employees, unless otherwise expressly included under such other plan.
SECTION 8.

FUNDING AND STATUS OF PLAN
This Plan is a bonus program of the Company and not an “employee benefit plan” within the meaning of Section 3(3) of ERISA. This Plan is not a “funded plan” under ERISA or any other Applicable Law that prescribes certain Participant rights and fiduciary obligations. Any funding for Awards is for accounting purposes only and does not confer any rights on Participants with respect to any Company assets. To the extent that a Participant acquires a right to receive payment from the Company under this Plan, such right will be no greater than the right of an unsecured general creditor of the Company.
SECTION 9.

TERM OF PLAN; EFFECT OF AMENDMENT OR TERMINATION
(a)    Effective Date; Term of Plan. This Plan will continue in effect until terminated under this Section 9.
(b)    Amendment and Termination. The Committee, in its discretion, may terminate or amend this Plan at any time as the Committee deems advisable. Unless the Committee determines otherwise, any Award outstanding at the time of such termination or amendment will be paid on a pro rata basis, and any Performance Bonus will be payable at 100% of the target level of each applicable Performance Goal.
SECTION 10.

MISCELLANEOUS
(a)    Anti-Alienation. No benefit or payment under this Plan may be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, lien or charge, by operation of law or otherwise, including levy, garnishment, pledge, or bankruptcy, except by will or the laws of descent and distribution, and any attempt to treat otherwise will be void. No payment or benefit will be in any manner liable for or subject to the recipient’s debts, contracts, liabilities, or torts except where legislation provides for regulatory action or court order (garnishment, etc.) to supersede this restriction.
(b)    Employee’s Representations. No provisions of this Plan or any Award Notice will be construed to (1) give any Participant any right to remain an Employee of, or provide

Services to, the Company or any of its Subsidiaries or (2) affect the right to terminate any Employee’s Service at any time, with or without cause, to the same extent as if this Plan did not exist. No Employee will have any claim or right to be granted an Award under the Plan. Neither the Plan, nor any action taken hereunder, will be construed at any time as giving any Employee any right to be retained in Service. By accepting any Award, each Participant will be deemed to have indicated his or her complete acceptance of all the terms and conditions of the Plan and the Participant’s Award Notice. Each Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent that Applicable Law permits, the Plan and all Award Notices will be deemed amended as necessary to conform to Applicable Laws as determined by the Committee.
(c)    Rules of Construction.
In the interpretation of the Plan, except where the context otherwise requires:
(1)“including” or “include” does not denote or imply any limitation;
(2)“or” has the inclusive meaning “and/or”;
(3)the singular includes the plural, and vice versa, and each gender includes each of the others;
(4)captions or headings are only for reference and are not to be considered in interpreting the Plan;
(5)any grammatical form or variant of a term defined in the Plan will be construed to have a meaning corresponding to the definition of the term set forth herein;
(6)the terms “hereof,” “hereto,” “hereunder” and similar terms in the Plan refer to the Plan as a whole and not to any particular provision of the Plan;
(7)“Section” refers to a Section of the Plan, unless otherwise stated in the Plan; and
(8)a reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof.

(d)    Section 409A.
(1)General. Any provisions of the Plan that are subject to Section 409A, are intended to comply with all applicable requirements of Section 409A, or an exemption from the application of Section 409A, and will be interpreted and administered accordingly. Notwithstanding any provision of this Plan to the contrary, a termination of employment will not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amount or benefit that constitutes “non-qualified deferred compensation” (within the meaning of Section 409A) upon or following a termination of the Participant’s employment unless such termination is also a Separation from Service and, for purposes of any such provision, references herein to a “termination,” “termination of employment”, “termination of Service”, or like terms will mean a Separation from Service, if applicable. Each payment under this Plan will be treated as a separate payment for purposes of Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan.
(2)Specified Employee. Notwithstanding any provision of this Plan to the contrary, if any payment or other benefit provided hereunder would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as required by Section 409A for a “specified employee” (as defined under Section 409A), then if the Participant is on the date of Participant’s Separation from Service a specified employee, any such payment or benefit that such Participant would otherwise be entitled to receive during the first six months following the Separation from Service will be accumulated and paid in a lump sum within ten (10) days after the date that is six months following the date of the Separation from Service, or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest such as, for example, upon the Participant’s death. Any remaining payments due to such Participant under this Plan will be paid as otherwise provided in this Plan.
(3)No Section 409A Representations. The Company makes no representations, warranties, or guarantees regarding the tax consequences of this Plan, or any payments made hereunder, under Section 409A or otherwise, and Participants should consult with their own tax advisors.
(e)    Governing Law and Choice of Venue. The Plan will be interpreted, construed and constructed in accordance with the laws of England and Wales, without regard to conflict of laws principles.
(f)    Severability. In the event that any provision of the Plan is declared invalid and not binding on the parties hereto in a final decree or order issued by a court of competent jurisdiction, such declaration will not affect the validity of the other provisions of the Plan to which such declaration of invalidity does not relate and such other provisions will remain in full force and effect.
(g)    Waiver. The failure of the Company to enforce any provision of this Plan will not be construed as a waiver or limitation of the right to subsequently enforce and compel strict compliance of such provision. Any such waiver by the Company will not operate or be construed to be a waiver of any subsequent breach thereof.
(h)    Entire Agreement. This Plan document, together with any Award Notice that is provided to any Participant, (1) constitutes the entire agreement and understanding by and between the Company and the Participants with respect to the matters set forth therein, and (2) no representations, promises, agreements, or understandings, written or oral, not contained therein will be of any force or effect.
(i)    Third parties. No third party has any rights under the United Kingdom’s Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan.
IN WITNESS WHEREOF, the Plan is hereby executed, by a duly authorized officer of the Company, to be effective as of the Effective Date.
Ensco plc
By: /s/ Michael T. McGuinty_____________
Name:    Michael T. McGuinty

Title:	Senior Vice President, General Counsel and Secretary